AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE
Contact: Sherlyn Manson Director of Communications 816-584-5656 smanson@aipc.com

For Immediate Release

AMERICAN ITALIAN PASTA COMPANY ANNOUNCES RESULTS OF ITS 2010 ANNUAL STOCKHOLDER MEETING

KANSAS CITY, MO., February 25, 2010 -- American Italian Pasta Company (NASDAQ:AIPC), the largest producer of dry pasta in North America, announces results from its 2010 Annual Stockholder Meeting held today in Kansas City, MO.

All three current members of the Board of Directors standing for election were approved by the stockholders for the terms set forth in the company’s Proxy Statement, with the company’s Board now comprised of the following members: David Allen, Jonathan Baum, Cathleen Curless, Robert Druten, James Heeter, Jack Kelly, Ronald Kesselman, William Patterson and Tim Pollak.

Following the Annual Meeting, the Board of Directors elected William Patterson as its Chairman. The Board also elected Robert Druten, David Allen, James Heeter, and Ronald Kesselman as Chairman of the Audit, Compensation, Governance, and Enterprise Risk Management Committees, respectively.

The stockholders also ratified the selection of Grant Thornton LLP as the company’s independent registered public accounting firm for fiscal 2010.

“As a Board, we are pleased with the financial and strategic results AIPC achieved in fiscal 2009.  We appreciate the confidence of AIPC stockholders and look forward to continuing our work to enhance stockholder value,” said Board Chairman William Patterson.

ABOUT AIPC

Founded in 1988 and based in Kansas City, Mo., American Italian Pasta Company is the largest producer of dry pasta in North America.  The company‘s four plants are located in Excelsior Springs, MO; Columbia, SC; Tolleson, AZ, and Verolanuova, Italy.  AIPC has approximately 675 employees in the United States and Italy.

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